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                                                                   Exhibit 8.1

              [LETTERHEAD OF ORRICK, HERRINGTON & SUTCLIFFE LLP]

                             January 26, 2001

Schuler Homes, Inc.
828 Fort Street Mall, Fourth Floor
Honolulu, Hawaii, 96813

Attention:  Board of Directors

Ladies and Gentlemen:

         We have acted as counsel to Schuler Homes, Inc. ("Schuler"), a Delaware corporation, in connection with the contemplated merger (the "Merger") of Schuler Reorganization Sub, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Schuler Holdings, Inc. ("Newco"), with and into Schuler, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), by and among Schuler, Merger Sub and Newco, in the form of Appendix B to the Registration Statement on Form S-4 of Newco in the form filed on October 30, 2000 with the Securities and Exchange Commission, as amended from time to time (the "Registration Statement") and an Agreement and Plan of Reorganization, dated as of September 12, 2000, as amended (the "Reorganization Agreement"), by and among Schuler and others, included within the Registration Statement as Appendix A. You have requested our opinion as to certain federal income tax matters relating to the Merger. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Reorganization Agreement.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Registration Statement, the Merger Agreement and the Reorganization Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied upon certain statements, representations and agreements made by Schuler and Newco, including representations set forth in the Officer's Certificates of Schuler and Newco that were provided to us (the "Officers' Certificates"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by Schuler, Newco, and others, including those set forth in the Officers' Certificates. We have no reason to believe that such facts, information, covenants and representations are not true, but we have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the
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Board of Directors
Schuler Homes, Inc.
January 26, 2001
Page 2

conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement and the Reorganization Agreement will be consummated in accordance with such agreements and that all covenants contained in the Merger Agreement and the Reorganization Agreement (including exhibits thereto) and the Officers' Certificates will be performed without waiver or breach of any material provision thereof. Moreover, we have assumed that any representation or statement made to someone's "best knowledge" or similarly qualified is correct without such qualification. Furthermore, we have assumed that the Merger qualifies as a statutory merger under the laws of the State of Delaware.

         The opinion expressed in this letter is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). No ruling from the Internal Revenue Service (the "IRS") has been or will be sought on any issues related to the Merger, and there can be no assurance that the IRS will not take a contrary view. Although our opinion expressed in this letter represents our best judgment as to such matters, our opinion has no binding effect on the IRS or the courts.

         Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the discussion under the heading "THE REORGANIZATION - Material Federal Income Tax Consequences" contained in the Registration Statement, insofar as it relates to statements of law and legal conclusions, is correct in all material respects and, therefore, subject to the qualifications set forth herein and in such discussion, we are of the opinion that:

      - No gain or loss will be recognized by Newco, Schuler or Merger Sub as a result of the Merger.

      - No gain or loss will be recognized by the stockholders of Schuler on the exchange of their shares of Schuler Common Stock for Newco Class A Common Stock in the Merger.

      - The aggregate tax basis of Newco Class A Common Stock recieved by the stockholders of Schuler in the Merger will be the same as their aggregate tax basis in the Schuler Common Stock they surrendered in the Merger.

      - The tax holding period of Newco Class A Common Stock received by the stockholders of Schuler in the Merger will include the period during which they held their Schuler Common Stock surrendered in the Merger.

      - No gain or loss will be recognized by either the stockholders of Schuler or Newco as a result of Newco making the election provided by Section 341(f) of the Code pursuant to the Reorganization Agreement.

         This opinion is being delivered prior to the Effective Time of the Merger. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the IRS.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement and the Reorganization Agreement. In particular, we express no opinion on the tax consequences of the Contribution. We are furnishing this opinion to you solely in connection with the Registration Statement. We consent to the use of our name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities
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Board of Directors
Schuler Homes, Inc.
January 26, 2001
Page 3


and Exchange Commission promulgated thereunder (collectively, the "1933 Act"), nor do we thereby admit that we are "experts" within the meaning of such term as used in the 1933 Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                       Very truly yours,


                                       /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP